Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports First Quarter 2007 Financial Results and Updated Financial

Guidance for 2007

BRANFORD, Conn., – April 26, 2007 – CuraGen Corporation (NASDAQ: CRGN) today reported its financial results for the first quarter of 2007 and provided updated financial guidance for the remainder of 2007.

For the quarter ended March 31, 2007, CuraGen Corporation’s consolidated net loss was $17.0 million, or $0.31 per share, compared to a consolidated net loss of $13.9 million, or $0.25 per share, for the same period in 2006. As of March 31, 2007, CuraGen had available cash and investments of $84.7 million, before considering the gross proceeds expected to be received from the sale of 454 Life Sciences to Roche Holdings, Inc., and had outstanding 4% convertible debt of $110 million, due February 2011.

“The transformation of CuraGen into an oncology-focused biotechnology company continues throughout 2007 as we anticipate important clinical trial results from all three of our late stage clinical programs: velafermin, belinostat and CR011-MMAE, which will drive our decision to bring one or more of these oncology drugs into Phase III next year,” stated Dr. Frank Armstrong, President and Chief Executive Officer of CuraGen. “Already in the first quarter of 2007, CuraGen has executed on a number of strategic initiatives to focus our resources on our three lead oncology products, including paying off our 2007 convertible debt, reaching an agreement to sell CuraGen’s interest in 454 Life Sciences to Roche Holdings, Inc. and deciding to make future expenditures exclusively on our clinical stage products.”

During the first quarter of 2007, CuraGen repaid in full its 2007 convertible debt of $66.2 million with cash, and announced a definitive merger agreement under which Roche Holdings, Inc. would acquire 454 Life Sciences, resulting in anticipated gross proceeds of approximately $85 million to CuraGen, as described below in more detail.

Update to 2007 Guidance: Financial Outlook

The following statements are based on CuraGen’s current expectations. These statements are forward-looking and actual results may differ materially. Please see the note regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ and refer to CuraGen’s periodic reports on file with the Securities and Exchange Commission for a more complete description of the risks. The updated financial guidance in this release applies only to the continuing business segment of CuraGen, exclusive of the operating results of 454 Life Sciences. Until the closing of the sale to Roche Holdings, Inc., the operating results of 454 Life Sciences will be shown in CuraGen’s financial statements as results from discontinued operations. The transaction is currently expected to be completed during the second quarter of 2007, subject to regulatory approvals.

Excluding cash used for repayment of the 2007 convertible debt and the anticipated proceeds from the sale of 454 Life Sciences, CuraGen’s cash and investments are now expected to decrease by approximately $45 to $50 million during 2007, as compared to the previously provided guidance of $60 to $65 million. The $15 million decrease is driven by the Company’s decision to focus its resources during 2007 exclusively on generating clinical trial results from the Company’s three lead oncology drug development programs. As a result, CuraGen will not incur costs to progress CR014 toward clinical trials in 2008, and the timing of certain costs in support of protein and antibody manufacturing has been revised.

CuraGen’s operating net loss for 2007 (excluding the recognition of any gain from the sale of 454 Life Sciences) is now projected to range from $55 to $60 million. During 2007, CuraGen expects research and development expenses will range from $40 to $45 million, and anticipates general and administrative expenses will be approximately $14 million.

Interest income for 2007 is anticipated to be approximately $5 million, and interest expense for 2007 is expected to be approximately $5 million. Capital expenditures are expected to be approximately $2 million in 2007. Depreciation, amortization, and other non-cash expenses are anticipated to be approximately $10 million in 2007.

The merger of 454 Life Sciences with Roche Holdings, Inc. is expected to result in anticipated gross proceeds of approximately $85 million to CuraGen, on a fully-diluted basis, presuming exercise of all outstanding 454 stock options prior to the closing, and subject to regulatory approvals. Of the amount receivable by CuraGen approximately $14 million will be held in escrow for a period of 15 months after closing of the merger.

Upcoming Oncology Pipeline Milestones

During 2007, preliminary clinical trial results from ongoing studies evaluating velafermin, belinostat (PXD101), and CR011-vcMMAE are expected to be made available.

Velafermin: Protein therapeutic being investigated for the prevention of severe oral mucositis

•

Anticipate completing patient enrollment in the CLN-12 Phase II randomized, double-blind, placebo-controlled study of 400 patients evaluating a single dose of velafermin compared to placebo for the prevention of severe oral mucositis in patients undergoing autologous bone marrow transplantation. Preliminary top-line results are expected to be available in September 2007.

Belinostat (PXD101): Histone deacetylase (HDAC) inhibitor being investigated for the treatment of solid and hematologic cancers

•

Preliminary Phase Ib/II results of intravenous belinostat in combination with carboplatin and paclitaxel for advanced ovarian cancer to be presented in a poster presentation at the 2007 ASCO Annual Meeting on Sunday, June 3rd in Chicago, IL;

•

Preliminary Phase Ib/II results of intravenous belinostat in combination with 5-fluorouracil for advanced colorectal cancer to be presented in an oral presentation at the 2007 ASCO Annual Meeting on Saturday, June 2nd during the Clinical Science Symposium entitled Breaking the Silence of the Genome: HDAC Inhibitors;

•

Preliminary Phase II results of intravenous belinostat for cutaneous and peripheral T-cell lymphomas to be presented in a poster presentation at the 2007 Pan Pacific Lymphoma Conference beginning June 11th in Maui, HI;

•	Preliminary Phase II results of intravenous belinostat in combination with Velcade® (bortezomib) for Injection for advanced relapsed/refractory multiple myeloma are anticipated by the end of 2007; and
•	Preliminary Phase I results of oral belinostat for advanced solid tumors are anticipated be presented by the end of 2007.

CR011: Antibody-drug conjugate being investigated for metastatic melanoma

•	Preliminary Phase I/II results of CR011-vcMMAE for the treatment of metastatic melanoma are expected to be reported by the end of 2007.

Conference Call and Webcast Details

A live webcast of the conference call will begin at 11:00 a.m. Eastern time on Thursday, April 26, 2007 and will be accessible from the Investor Relations section of CuraGen’s website at www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. Eastern time on Thursday, April 26, 2007 through Saturday, May 26, 2007 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 6133339. An archive of the webcast will be available for 30 days at http://www.curagen.com.

For additional information regarding the definitive merger agreement under which Roche Holdings, Inc. would acquire 454 Life Sciences please refer to CuraGen’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches for treating cancer; including novel protein, antibody, antibody-drug conjugate and small molecule therapeutics. By leveraging the drug development strengths cultivated over the years, CuraGen expects to make a difference by advancing its promising therapeutics to address the unmet medical needs of patients with cancer and inflammatory diseases. CuraGen is focused on bringing velafermin, belinostat and CR011-vcMMAE through clinical development, and maintains a portfolio of earlier-stage compounds that have the potential to treat cancer and inflammatory diseases. CuraGen Corporation is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

Safe Harbor

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses, losses, income, and future cash and investment positions, including for fiscal year 2007, the timing and expected results of our clinical programs, the development and marketability of planned drugs and the anticipated acquisition of 454 Life Sciences by Roche Holdings, Inc., may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, the possibility that the acquisition of 454 Life Sciences by Roche Holdings, Inc. will not be completed, or that proceeds to CuraGen from the acquisition will be lower than currently expected due to claims by Roche Holdings, Inc. against the escrow fund, higher than anticipated transaction costs and other factors, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, dependence on third-party contractors and manufacturers for preclinical and clinical trials and supplies, limited experience in developing, commercializing and marketing products, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to attract and retain key employees, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Revenue:
Collaboration revenue	$22	$1,418

Total revenue	22	1,418

Operating expenses:
Research and development	11,502	11,113
General and administrative	4,014	3,660

Total operating expenses	15,516	14,773

Loss from operations	(15,494)	(13,355)
Interest income	1,153	1,840
Interest expense	(1,628)	(2,348)

Loss from continuing operations before income tax benefit	(15,969)	(13,863)
Income tax benefit	60	54

Loss from continuing operations	(15,909)	(13,809)
Loss from discontinued operations, net of tax	(1,138)	(55)

Net loss	$(17,047)	$(13,864)

Basic and diluted net loss per share from continuing operations	$(0.29)	$(0.25)

Basic and diluted net loss per share from discontinued operations	$(0.02)	$(0.00)

Basic and diluted net loss per share	$(0.31)	$(0.25)

Weighted average number of shares used in computing basic and diluted net loss per share	55,413	54,619

SELECTED BALANCE SHEET INFORMATION

	March 31, 2007	December 31, 2006
	(unaudited)
Cash and investments	$84,673	$164,393
Working capital	82,309	95,985
Total assets	142,357	227,294
Total long-term liabilities	111,152	111,174
Accumulated deficit	530,019	512,972
Stockholders’ (deficit) equity	(6,348)	8,767